Exhibit 99.1


 [LETTERHEAD OF ATLANTIC BANK OF NEW YORK & THE FIRST NATIONAL BANK OF IPSWICH]


                                  PRESS RELEASE


            Atlantic Bank of New York and The First National Bank of
               Ipswich Announce Agreement on Sale of Boston Office


New York, NY, February 22, 2005 -- Atlantic Bank of New York and The First National Bank of Ipswich (FNBI) today jointly announced that they have entered into a definitive agreement for the sale of Atlantic Bank's 33 State Street property in Boston, Massachusetts, including the deposits, loans and related business of the branch banking office operating at that location to FNBI. Customers of that branch, located at 33 State Street in Boston, Massachusetts will continue to have the convenience of banking at the same location without any interruption of service. Customers will also benefit from the added convenience of access to the larger network of local branches that FNBI has throughout Massachusetts. The transaction, which is subject to regulatory approval and other conditions of closing, is expected to be finalized during the second quarter of this year. Financial terms were not disclosed.

Atlantic Bank's decision to sell its Boston location was driven by its strategic plans to continue the expansion of its branch network in its core market within the New York Metropolitan area. "We are very pleased that customers will continue to have their banking needs served at the very same location and by the very same employees they have come to know and trust at the Atlantic branch office over the years," said Thomas M. O'Brien, Atlantic Bank's President and Chief Executive Officer. He added, "We have every confidence in turning over the stewardship of the State Street branch office to FNBI that the transition of this location will be just as smooth and successful for both employees and customers as was the case for the Cambridge office that we sold to FNBI last year.

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Commenting on the transaction Mr. Donald P. Gill, FNBI's President and Chief
Executive Officer, stated, "Our acquisition of this extremely attractive location in the heart of downtown Boston is very exciting to all of us at FNBI. We are fortunate to have the branch and its highly professional and courteous staff become part of our growing organization. Everyone wins in this situation, including the customers, the employees and the local community."

Established in 1926, Atlantic Bank of New York is one of the top 20 commercial banks serving the New York area. With $3.3 billion in assets, Atlantic Bank is a full-service commercial bank providing a comprehensive range of financial services to small and mid-sized businesses, commercial real estate investors and consumers. The Bank operates branch offices in Manhattan, Queens, Brooklyn, Long Island, and Westchester, and offers Commercial Insurance Premium Financing on a nationwide basis through its wholly-owned subsidiary, Standard Funding Corporation. Atlantic Bank is a member of the NBG Group (NYSE: NBG), which has more than $66 billion in assets and operates in 18 countries. Additional information is available on the Bank's website at www.abny.com.

Operating for more than 106 years, The First National Bank of Ipswich is a full service commercial bank with 12 branch locations throughout Massachusetts and New Hampshire. Additional information is available on the bank's website at www.fnbi.com.